     Exhibit 99.1
JOINT FILING AND ACTION AGREEMENT
     WHEREAS, the undersigned are beneficial stockholders of Franklin Wireless Corp., a Nevada corporation (the “Company”);
     WHEREAS, Singer Children’s Management Trust (“SCMT”), David S. Oros (“Mr. Oros”) and Sherman Capital Group LLC, a limited liability company organized under the laws of the State of Arizona (“SCG, and, together with SCMT and Mr. Oros, the “Group” and each, individually, sometimes hereinafter called a “member” of the Group) wish to form a group for the purposes of (i) delivering a letter to the Company’s Board of Directors seeking improved corporate governance and public disclosure and regular communications with stockholders, including forward looking information and (ii) if the Company fails to respond to the Group’s satisfaction, taking certain steps as the Group deems necessary and appropriate, including, without limitation, nominating, and voting in favor of, two persons designated by the Group for election to the Company’s Board of Directors at a meeting of stockholders of the Company, (iii) engaging in discussions with the Board of Directors and management of the Company, and (iv) taking other actions for the purpose of influencing the corporate governance of the Company, (all of the matters referred to above in this recital, including changing the Group’s intentions from time to time with respect to any and all such matters, being hereinafter called, collectively, the “Actions”).
     NOW, IT IS AGREED, this 4th day of August, 2011 by the parties hereto:
     1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of SCMT, Mr. Oros and SCG agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company to the extent required under applicable securities laws. Each of the undersigned agrees to the joint filing of any necessary amendments to the Schedule 13D. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.
     2. Each member of the Group, including its respective affiliates, agrees not to directly or indirectly, sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise acquire or dispose of any securities of the Company without the prior written consent of each of the undersigned.
     3. Each of the undersigned agrees to form the Group for the purpose of all steps as are necessary or appropriate to cause the Actions to be taken.
     4. Each member of the Group shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such expenses on a pro rata basis among the members of the Group based on the number of shares of Common Stock of the Company held by the members of the Group on the date hereof. In addition to the other expenses to be shared by each member of the Group pursuant to this Section 4, the reasonable legal fees and expenses of each member of the Group shall be considered a Group expense.

     5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by each member of the Group, or their respective representatives, which approval shall not be unreasonably withheld.
     6. If any disagreement should arise among the members of the Group concerning decisions to be made or actions to be taken in connection with the Actions, including, but not limited to the activities identified in Section 5, such agreement shall be resolved by a majority determination of the members of the Group (based on the number of shares of Common Stock of the Company held by the members of the Group on the date hereof) as stated in a writing executed by such majority members.
     7. The relationship of the parties hereto shall be limited to carrying on the activities of the Group and taking the Actions in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such activities as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Subject to Section 2, nothing herein shall restrict any party’s right to purchase securities of the Company, as he/it deems appropriate, in his/its sole discretion.
     8. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.
     9. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.
     10. Any party hereto may terminate his/its obligations under this Agreement only after the earlier of (a) the first business day following the conclusion of the Actions, or (b) on 24 hours’ prior written notice to all other parties, with a copy by electronic mail to David Hoyt, Esq., Andrews Kurth LLP, 450 Lexington Avenue, 15th Floor, New York, NY 10017, email: david.hoyt@andrewskurth.com.
     11. Each party acknowledges that Andrews Kurth shall act as counsel for both the Group and their respective reporting persons relating to the Actions.
     12. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.
     13. All notices, requests, demands and other communications to any party under this Agreement will be in writing and delivered personally, by overnight delivery or courier or by registered mail to the parties at the address specified for such parties on Schedule I hereto (or at such other address as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received. For purposes of this Section 13, the term “business day” means any day of the week other than Saturday, Sunday or any day on which commercial banks in the State of New York are required or authorized to close.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SINGER CHILDREN’S MANAGEMENT TRUST
By:	/s/ Karen Singer
Karen Singer,
Trustee

By:	/s/ David S. Oros
David S. Oros

SHERMAN CAPITAL GROUP
By:	/s/ Steven Sherman
Steven Sherman

Schedule I

Addresses of Parties
Singer Children’s Management Trust
212 Vaccaro Drive
Cresskill, New Jersey 07626
David S. Oros
621 E. Pratt Street
Baltimore, Maryland 21202
Sherman Capital Group
3820 W. Happy Valley Road, Suite 141-601
Glendale, AZ 85310

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